BioPharma™







First Quarter 2013
Financial Results Conference Call

May 9, 2013

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Continued Focus on Income Generating Assets

- **Bringing in additional income generating assets remains a top priority**
- **Closed three significant transactions in 2012 and one so far in 2013**
- **Credit Agreement / Royalty Transaction with Avinger, Inc.**
  - Completed April 18, 2013
  - PDL financing Avinger for $40 million, including $20 million cash funded on April 18 and up to $20 million more upon completion of certain revenue milestones
  - PDL to receive interest on the principal and a low single-digit royalty on Avinger's revenues from product sales through April 2018
  - Avinger has developed a new technology and a new approach to treatment of vascular disease called lumivascular (lumi = light, vascular = artery). Already commercially available is Ocelot, the first line of devices using lumivascular technology, used in procedures to open totally occluded arteries in the legs. The company is also developing a line of lumivascular atherectomy devices, called Pantheris, which will be used to remove plaque from the arteries affected by peripheral artery disease.
- **Remain committed to acquiring additional assets and are focused on the quality of the assets and the ROI for the benefit of our shareholders**

Peter Garcia: VP & Chief Financial Officer

- More than 16 years in various biotech CFO positions
- Most recently CFO of public biotech company, BioTime
- Extensive experience in financial management and reporting as well as deal negotiations
- B.A. in economics and sociology from UCLA and MBA from Stanford. Will join PDL on May 13, 2013

First Quarter 2013 Overview

(In thousands, except per share amounts)	Three Months Ended March 31, 2013	2012
Revenues	$ 91,847	$ 77,344
G&A expenses	7,186	6,945
Operating income	84,661	70,399
Interest and other income, net	3,838	90
Interest expense	(6,000)	(8,700)
Income before income taxes	82,499	61,789
Income tax expense	29,028	21,605
Net income	$ 53,471	$ 40,184
Net income per share - Basic	$ 0.38	$ 0.29
Net income per share - Diluted	$ 0.36	$ 0.29

	March 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$ 187,213	$ 148,689
Total notes receivable	$ 90,184	$ 93,208
Total assets	$ 312,810	$ 279,966
Convertible notes payable	$ 312,613	$ 309,952
Total stockholders' deficit	$ (93,671)	$ (68,122)

PDL BioPharma

Investment Highlights

- **Strong historic revenue growth from approved products**
- **Have brought in four income-generating assets over the past year and are committed to creating additional value through the strategic acquisition of other assets**
- **Liquidity – volume averages 1.7 million shares per day**
- **Return to stockholders**
  - 2012: paid regular, quarterly dividends totaling $0.60/share
  - 2013: paid regular, quarterly dividend of $0.15/share on March 12, and will pay the same amount in dividends on June 12, September 12 and December 12



Question and Answer Session

